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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                               IN HOME HEALTH INC.
--------------------------------------------------------------------------------
                                 Name of Issuer

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    453222101
--------------------------------------------------------------------------------
                                  CUSIP Number

               ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
           555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415) 781-9700
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications

                                  JUNE 3, 1997
--------------------------------------------------------------------------------
              Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Global Low-Priced Stock Fund
     Tax I.D. 94-6688564
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER
                                   0
    NUMBER OF                ---------------------------------------------------
     SHARES                   8    SHARED VOTING POWER
  BENEFICIALLY                     250,000
    OWNED BY                 ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER
   REPORTING                       0
  PERSON WITH                ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   250,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     250,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     1.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER
                                   0
    NUMBER OF                ---------------------------------------------------
     SHARES                   8    SHARED VOTING POWER
  BENEFICIALLY                     813,200
    OWNED BY                 ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER
   REPORTING                       0
  PERSON WITH                ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   813,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     813,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     5.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors, LTD.
     Tax I.D. 94-3108651
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER
                                   0
                             ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   1,120,500 (Includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
    NUMBER OF                      Management, L.P. and Bayview Investors, Ltd.
     SHARES                        are the General Partners. Includes shares
  BENEFICIALLY                     held of record by The Robertson Stephens
    OWNED BY                       Black Bear Fund of which Robertson, Stephens
      EACH                         & Co. Investment Management, L.P. and Bayview
   REPORTING                       Investors, Ltd. are the General Partners.
  PERSON WITH                      Robertson, Stephens & Co., Inc. is General
                                   Partner of Robertson, Stephens & Co.
                                   Investment Management, L.P. and Bayview
                                   Investors, Ltd.. See Item 5.)
                             ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER
                                   0
                             ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,120,500
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,120,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     6.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Black Bear Fund
     Tax I.D. 94-3108651
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER
                                   0
    NUMBER OF                ---------------------------------------------------
     SHARES                   8    SHARED VOTING POWER
  BENEFICIALLY                     307,300
    OWNED BY                 ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER
   REPORTING                       0
  PERSON WITH                ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   307,300
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     307,300
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     1.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson Stephens Orphan Offshore Fund
     Tax I.D.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER
                                   0
    NUMBER OF                ---------------------------------------------------
     SHARES                   8    SHARED VOTING POWER
  BENEFICIALLY                     170,300
    OWNED BY                 ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER
   REPORTING                       0
  PERSON WITH                ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   170,300
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     170,300
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     1.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER
                                   0
                             ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   1,540,800 includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
    NUMBER OF                      Management, L.P. and Bayview Investors, Ltd.
     SHARES                        are the General Partners. Includes shares
  BENEFICIALLY                     held of record by The Robertson Stephens
    OWNED BY                       Black Bear Fund of which Robertson, Stephens
      EACH                         & Co. Investment Management, L.P. and Bayview
    REPORTING                      Investors, Ltd. are the General Partners.
   PERSON WITH                     Includes shares held of record by The
                                   Robertson Stephens Orphan Offshore Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is General Partner. Includes
                                   shares held of record by The Robertson
                                   Stephens Global Low-Priced Stock Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is investment adviser.  See
                                   Item 5.)
                             ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER
                                   0
                             ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,540,800
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,540,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     9.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER
                                   0
                             ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   1,540,800 includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
    NUMBER OF                      Management, L.P. and Bayview Investors, Ltd.
     SHARES                        are the General Partners. Includes shares
  BENEFICIALLY                     held of record by The Robertson Stephens
    OWNED BY                       Black Bear Fund of which Robertson, Stephens
      EACH                         & Co. Investment Management, L.P. and Bayview
    REPORTING                      Investors, Ltd. are the General Partners.
   PERSON WITH                     Includes shares held of record by The
                                   Robertson Stephens Orphan Offshore Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is General Partner. Includes
                                   shares held of record by The Robertson
                                   Stephens Global Low-Priced Stock Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is investment adviser.  See
                                   Item 5.)
                             ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER
                                   0
                             ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,540,800
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,540,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     9.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC & PF
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

                             ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   1,540,800 includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
    NUMBER OF                      Management, L.P. and Bayview Investors, Ltd.
     SHARES                        are the General Partners. Includes shares
  BENEFICIALLY                     held of record by The Robertson Stephens
    OWNED BY                       Black Bear Fund of which Robertson, Stephens
      EACH                         & Co. Investment Management, L.P. and Bayview
    REPORTING                      Investors, Ltd. are the General Partners.
   PERSON WITH                     Includes shares held of record by The
                                   Robertson Stephens Orphan Offshore Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is General Partner. Includes
                                   shares held of record by The Robertson
                                   Stephens Global Low-Priced Stock Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is investment adviser.  See
                                   Item 5.)
                             ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,540,800
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,540,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     9.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

                             ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   1,540,800 includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
    NUMBER OF                      Management, L.P. and Bayview Investors, Ltd.
     SHARES                        are the General Partners. Includes shares
  BENEFICIALLY                     held of record by The Robertson Stephens
    OWNED BY                       Black Bear Fund of which Robertson, Stephens
      EACH                         & Co. Investment Management, L.P. and Bayview
    REPORTING                      Investors, Ltd. are the General Partners.
   PERSON WITH                     Includes shares held of record by The
                                   Robertson Stephens Orphan Offshore Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is General Partner. Includes
                                   shares held of record by The Robertson
                                   Stephens Global Low-Priced Stock Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is investment adviser.  See
                                   Item 5.)
                             ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,540,800
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,540,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     9.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

                             ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   1,540,800 includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
    NUMBER OF                      Robertson, Stephens & Co. Investment
     SHARES                        Management, L.P. and Bayview Investors, Ltd.
  BENEFICIALLY                     are the General Partners. Includes shares
    OWNED BY                       held of record by The Robertson Stephens
      EACH                         Black Bear Fund of which Robertson, Stephens
    REPORTING                      & Co. Investment Management, L.P. and Bayview
   PERSON WITH                     Investors, Ltd. are the General Partners.
                                   Includes shares held of record by The
                                   Robertson Stephens Orphan Offshore Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is General Partner. Includes
                                   shares held of record by The Robertson
                                   Stephens Global Low-Priced Stock Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is investment adviser.  See
                                   Item 5.)
                             ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,540,800
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,540,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     9.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP No. 453222101
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

                             ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   1,540,800 includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
    NUMBER OF                      Robertson, Stephens & Co. Investment
     SHARES                        Management, L.P. and Bayview Investors, Ltd.
  BENEFICIALLY                     are the General Partners. Includes shares
    OWNED BY                       held of record by The Robertson Stephens
      EACH                         Black Bear Fund of which Robertson, Stephens
    REPORTING                      & Co. Investment Management, L.P. and Bayview
   PERSON WITH                     Investors, Ltd. are the General Partners.
                                   Includes shares held of record by The
                                   Robertson Stephens Orphan Offshore Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is General Partner. Includes
                                   shares held of record by The Robertson
                                   Stephens Global Low-Priced Stock Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is investment adviser.  See
                                   Item 5.)
                             ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,540,800
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,540,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

          CUSIP No. 388085102
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO
     (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                             / /
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

                             ---------------------------------------------------
                              8    SHARED VOTING POWER
                                   1,540,800 includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
    NUMBER OF                      Robertson, Stephens & Co. Investment
     SHARES                        Management, L.P. and Bayview Investors, Ltd.
  BENEFICIALLY                     are the General Partners. Includes shares
    OWNED BY                       held of record by The Robertson Stephens
      EACH                         Black Bear Fund of which Robertson, Stephens
    REPORTING                      & Co. Investment Management, L.P. and Bayview
   PERSON WITH                     Investors, Ltd. are the General Partners.
                                   Includes shares held of record by The
                                   Robertson Stephens Orphan Offshore Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is General Partner. Includes
                                   shares held of record by The Robertson
                                   Stephens Global Low-Priced Stock Fund of
                                   which Robertson, Stephens & Co. Investment
                                   Management, L.P. is investment adviser.  See
                                   Item 5.)
                             ---------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,540,800
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,540,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     9.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

ITEM 1.    SECURITY AND ISSUER.

           This Schedule 13D is filed with respect to the Common Stock of In Home Health Inc. (The "Company").

ITEM 2:    IDENTITY AND BACKGROUND.

           The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Global Low-Priced Stock Fund, The Robertson Stephens Orphan Offshore Fund, The Robertson Stephens Black Bear Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this amendment to Schedule 13D was made by two investment funds, The Robertson Stephens Orphan Fund and The Robertson Stephens Orphan Offshore Fund.

           This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

           Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.

I.    (a)  The Robertson Stephens Global Low-Priced Stock Fund,  A
           Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Low-Priced Stock Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Business Trust, Registered Investment Company.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

II.   (a)  The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens Investment Management L.P. and Bayview Investors LTD. are the General Partners.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

III.  (a)  The Robertson Stephens Orphan Offshore Fund is a Cayman Islands
           limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IV.   (a)  The Robertson Stephens Black Bear Fund is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors are the General Partners.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.


V.    (a)  Bayview Investors LTD., is a California limited partnership.
           Robertson Stephens & Company, Inc. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VI.   (a)  Robertson, Stephens & Company, Incorporated, is a California
           Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Corporation, Investment Banking.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VII.  (a)  Paul H. Stephens.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VIII. (a)  Sanford R. Robertson.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IX.   (a)  Michael G. McCaffery.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

X     (a) G. Randy Hecht.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XI.   (a)  Kenneth R. Fitzsimmons.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

ITEM 3:    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

      The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

ITEM 4:    PURPOSE OF TRANSACTION:

      The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:    INTEREST IN SECURITIES OF THE ISSUER.

           (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                 No. of Shares
    Name of                                       Beneficially  Percentage of
    Beneficial Owner                                     Owned  Class(1)
    --------------------------------------------------------------------

    The Robertson Stephens Global
      Low-Priced Stock Fund                        250,000 (2)           1.5%
    The Robertson Stephens Orphan Fund             813,200 (3)           5.0%
    The Robertson Stephens Orphan Offshore Fund    170,300 (4)           1.0%
    The Robertson Stephens Black Bear Fund         307,300 (5)           1.9%
    Robertson Stephens & Co Investment
      Management L.P.                            1,540,800 (6)           9.4%
    Bayview Investors LTD                        1,120,500 (7)           6.8%
    Robertson Stephens & Co. Incorporated        1,540,800 (8)           9.4%
    Paul H. Stephens                             1,540,800 (9)           9.4%
    Sanford R. Robertson                        1,540,800 (10)           9.4%
    Michael G. McCaffery                        1,540,800 (11)           9.4%
    G. Randy Hecht                              1,540,800 (12)           9.4%
    Kenneth R. Fitzsimmons                      1,540,800 (13)           9.4%




(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 16,377,000 shares of Common Stock of the Issuer outstanding as of February 9, 1997.

(2) The Robertson Stephens Global Low-Priced Stock Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Low-Price Stock Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(3)   The Robertson Stephens Orphan Fund is a California limited partnership.

(4)   The Orphan Offshore Fund is a Cayman Islands limited partnership.

(5) The Robertson Stephens Black Bear Fund is a California limited partnership.

(6) Robertson, Stephens & Co. Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund, Orphan Offshore Fund, Black Bear Fund and the investment adviser to the Robertson Stephens Global Low-Priced Stock Fund is deemed to have shared dispositive power over 1,540,800 shares of the Company.

(7) Bayview Investors, Ltd. is a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and Orphan Offshore Fund is deemed to have shared dispositive power over 1,120,500 shares of the Company.

(8) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 1,540,800 shares of the Company.

(9) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 1,540,800 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(10) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,540,800 shares of the Company held by the Funds.

(11) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,540,800 shares of the Company held by the Funds.

(12) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,540,800 shares of the Company held by the Funds.

(13) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,540,800 shares of the Company held by the Funds.

      (c) The following is a list of transactions by the filing parties in the last 60 days.

        Entity                    Date      Shares     Price      Transaction
        ------                    ----      ------     -----      -----------

     Orphan  Fund               4/16/97      9,700      1.69      open mkt buy
        Orphan                  4/16/97      2,000      1.69      open mkt buy
     Offshore Fund
      Orphan Fund               4/17/97      4,900      1.69      open mkt buy
        Orphan                  4/17/97      1,100      1.70      open mkt buy
     Offshore Fund
      Orphan Fund               4/21/97     10,700      1.69      open mkt buy
         Orphan                 4/21/97      2,300      1.70      open mkt buy
        Offshore
     Orphan  Fund               5/13/97      6,200      1.25      open mkt buy
         Orphan                 5/13/97      1,300      1.25      open mkt buy
     Offshore Fund
     Orphan  Fund               5/14/97     10,300      1.31      open mkt buy
         Orphan                 5/14/97      2,200      1.31      open mkt buy
     Offshore Fund
     Orphan  Fund               5/15/97      8,300      1.50      open mkt buy
         Orphan                 5/15/97      1,700      1.50      open mkt buy
     Offshore Fund
     Orphan  Fund               5/19/97      2,000      1.50      open mkt buy
         Orphan                 5/19/97        500      1.50      open mkt buy
     Offshore Fund
      Orphan Fund               5/20/97      4,100      1.50      open mkt buy
         Orphan                 5/20/97        900      1.50      open mkt. buy
     Offshore Fund
      Orphan Fund               5/23/97     18,000      1.50      open mkt. buy
         Orphan                 5/23/97      3,900      1.50      open mkt. buy
     Offshore Fund
      Orphan Fund               5/27/97      1,000      1.50      open mkt. buy
         Orphan                 5/27/97        100      1.50      open mkt. buy
     Offshore Fund
      Orphan Fund               5/28/97      1,700      1.50      open mkt. buy
         Orphan                 5/28/97        300      1.50      open mkt. buy
     Offshore Fund
      Orphan Fund               5/30/97      3,300      1.50      open mkt. buy
        Orphan                  5/30/97        700      1.50      open mkt. buy
     Offshore Fund
      Orphan Fund                6/2/97     13,000      1.50      open mkt. buy
         Orphan                  6/2/97      2,600      1.50      open mkt. buy
     Offshore Fund
      Orphan Fund                6/3/97     58,100      1.50      open mkt. buy
         Orphan                  6/3/97     11,900      1.50      open mkt. buy
     Offshore Fund
      Orphan Fund                6/4/97      1,500      1.50      open mkt. buy
         Orphan                  6/4/97        500      1.50      open mkt. buy
     Offshore Fund
      Orphan Fund                6/9/97     16,600      1.50      open mkt. buy
         Orphan                  6/9/97      3,400      1.50      open mkt. buy

     Offshore Fund
      Orphan Fund               6/10/97     12,000      1.50      open mkt. buy
         Orphan                 6/10/97      2,500      1.50      open mkt. buy
     Offshore Fund



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           Please refer to Item 5.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

           The following exhibits are filed herewith:

           Exhibit A  - Agreement of Joint Filing

ITEM 8.    SIGNATURE PAGE.

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:     June 13, 1997

           THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
           PARTNERSHIP.
           By   Robertson, Stephens & Company, L.P.
           By   Robertson, Stephens & Company, Incorporated

           By:  Paul H. Stephens*
                -----------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
           By   Robertson, Stephens & Company, L.P.
           By   Robertson, Stephens & Company, Incorporated

           By:  Paul H. Stephens*
                -----------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED
           PARTNERSHIP.
           By   Robertson, Stephens & Company, Incorporated

           By:  Paul H. Stephens*
                -----------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS BUSINESS
           TRUST.
           By   Robertson, Stephens & Company, Incorporated

           By:  Paul H. Stephens*
                -----------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY, INCORPORATED

           By:  Paul H. Stephens*
                -----------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

                Paul H. Stephens*
                ----------------
                Paul H. Stephens

                Sanford R. Robertson*
                --------------------
                Sanford R. Robertson

                Michael G. McCaffery*
                --------------------
                Michael G. McCaffery

                G. Randy Hecht*
                --------------
                G. Randy Hecht

                Kenneth R. Fitzsimmons*
                ----------------------
                Kenneth R. Fitzsimmons




      *By: /S/ Robert C. Greenwood
           --------------------------------
           Robert C. Greenwood
           Pursuant to Power of Attorney
           Previously Filed

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of In Home Health Inc. held by The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., The Robertson Stephens Global Low-Priced Stock Fund, and Robertson, Stephens & Company, Incorporated.

Dated:     June 13, 1997


           THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
           PARTNERSHIP.
           By Robertson, Stephens & Company, L.P.
           By Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP. By Robertson, Stephens & Company, L.P.
           By Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
           By Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A MASSACHUSETTS BUSINESS TRUST.
           By Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY, INCORPORATED

           By: Paul H. Stephens*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               Paul H. Stephens*
               ----------------
               Paul H. Stephens

               Sanford R. Robertson*
               --------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               --------------------
               Michael G. McCaffery

               G. Randy Hecht*
               --------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               ----------------------
               Kenneth R. Fitzsimmons





      *By  /S/ Robert C. Greenwood
           -----------------------
           Robert C. Greenwood
           Pursuant to Power of Attorney
           Previously Filed